EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(a)           Subsidiary (wholly-owned)

Torotel Products, Inc. (a Missouri corporation)

(b)           Subsidiary (wholly-owned)

Electronika, Inc. (a Nevada corporation)

(c)           Subsidiary (wholly-owned by Electronika, Inc.)

Electronika-Kansas, Inc. (a Kansas corporation)